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                                                                    EXHIBIT 99.3

                      [Letterhead of Goldman, Sachs & Co.]


PERSONAL AND CONFIDENTIAL


October 9, 2000


Board of Directors
Cobalt Networks, Inc.
555 Ellis Street
Mountain View, CA 94043

Re: Initially Filed Registration Statement of Sun Microsystems, Inc. relating to Common Stock, par value $0.00067 per share, being registered in connection with its proposed merger with Cobalt Networks, Inc.


Gentlemen:

Attached is our opinion letter dated September 18, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Cobalt Networks, Inc. (the "Company") of the exchange ratio of 0.50 shares of Common Stock, par value $0.00067 per share, of Sun Microsystems, Inc. ("Sun") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of September 18, 2000, by and among Sun, Azure Acquisition Corporation, a wholly owned subsidiary of Sun, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of Cobalt's Financial Advisor," "The Merger and Related Transactions - Background of the Merger," "The Merger and Related Transactions - Consideration of the Merger by Cobalt's Board of Directors - Cobalt's Reasons for the Merger and Recommendation of the Cobalt Board of Directors" and "The Merger and Related Transactions - Consideration of the Merger by Cobalt's Board of Directors - Opinion of Cobalt's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in
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whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



/s/ Goldman, Sachs & Co.

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GOLDMAN, SACHS & CO.